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                                                                     EXHIBIT 4.3

FIRSTBANK 401(K) RETIREMENT PLAN FOR RESIDENTS OF PUERTO RICO

PLAN SPECIFICATIONS

The following plan specifications are provided merely to assist in the preparation of the legal document necessary for the establishment of the savings and investment plan. While counsel should feel free to make any changes he considers appropriate, certain provisions have been included in these plan specifications to comply with .the Employee Retirement Income Security Act of 1974, the Puerto Rico Internal Revenue Code of 1994 and the Income Tax Regulations issued thereunder.

THE FIRSTBANK 401(K) RETIREMENT PLAN FOR RESIDENTS OF PUERTO RICO

STATEMENT OF PURPOSE

The First Federal Savings Bank has had in effect since May 15, 1965 The First Federal Savings Bank 401(k) Retirement Plan (Puerto Rico), to which it made contributions for the purpose of sharing its profits with its employees in order to provide for the accumulation of funds for the benefit of eligible employees and their beneficiaries in the manner and to the extent set forth in such plan. The plan document, hereinafter set forth, and its related trust agreement, constitutes an amendment in its entirety to said plan which is continued effective as of January 1, 2000 with respect to employees and participants who had not yet retired, terminated employment or died as of such date. The rights of anyone covered under the plan prior to January 1, 2000, who retired, terminated employment or died before that date, shall be determined in accordance with the terms and provisions of the plan in effect on the date of such retirement, termination of employment or death, except as otherwise specifically provided herein. This Plan, together with the Trust Agreement, is intended to meet the application requirements of the following Statutes: the Employee Retirement Income Security Act of 1974 ("ERISA "); and the Puerto Rico Internal Revenue Code of 1994 (the "Code") and the Income Tax Regulation ("I.T.R"). This Plan shall be amended from time to time to conform to the requirements of ERISA, the Code and the I.T.R. In adopting this Plan, the Adopting Company elects per Section 1O22(i) of ERISA, not to be covered under Title II of ERISA.

ARTICLE 1 DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context. Wherever used, the masculine pronoun shall include the feminine pronoun, the feminine pronoun shall include the masculine, the singular shall include the plural, and the plural shall include the singular.

1.01 " Account"

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The interest of a Participant in the Trust Fund as represented by his accounts as designated below.

(a) "Elective Deferral Contribution Account" -Portion of Trust Fund attributable to a Participant's Elective Deferral Contributions in accordance with the provisions of Section 3.01 and the provisions of the Plan in effect prior to the Supplemental Effective Date.

(b) "401 (k) Matching Contribution Account" -Portion of Trust Fund attributable to the Company's Matching Contributions in accordance with the provisions of Subsection 3.03(a) and with the provisions of the Plan in effect prior to the Supplemental Effective Date.

(c) "401 (a) Matching Contribution Account" -Portion of Trust Fund attributable to the Company's Matching Contributions in accordance with the provisions of Subsection 3.03(b) and with the provisions of the Plan in effect prior to the Supplemental Effective Date.

(d) "Rollover Account" -Portion of Trust Fund attributable to funds rolled over from another qualified plan in accordance with Section 3.07.

(e) "Transfer Account" -Portion of Trust Fund attributable to the profit sharing plan am] defined benefit plan assets transferred or existing prior to September 1, 1991.

(f) "Voluntary Contribution Account" -Portion of Trust Fund attributable to a Participant's Voluntary Contributions in accordance with the provisions of
Section 3.04 and the provisions of the Plan in effect prior to the Supplemental Effective Date.

(g) "Qualified Matching Contribution Account" -Portion of Trust Fund attributable to the Company's Qualified Matching accordance with the provisions of Subsection 3.03(b).

(h) "Qualifiied Nonelective Contribution Account" -Portion of Trust Fund attributable to the Company's Qualified Nonelective Contributions In accordance with the provisions of Subsection 3.03(c).

1.02 "Anniversary Date"

Each January 1.

1.03 "Annuity Starting Date"

The first day of the first period for which an amount is payable as an annuity. If a benefit is not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such benefit.

1.04 "Applicable Computation Period"

(a) For purposes of Hours of Employment for eligibility in accordance with
Section 2.01, an Eligible Employee's first Applicable Computation Period shall be the 12-month period beginning as of the date a person first completed an Hour of Employment with an Employer. Thereafter, such Eligible Employee's Applicable Computation Period shall be each Plan Year, commencing with the Plan Year which begins after the date he first completed an Hour of Employment.

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(b) For all other purposes, Applicable Computation Period shall be a Plan Year.

1.05 "Beneficiary"

The person designated to receive benefits payable under the Plan in the event of death. In the event a Beneficiary is not designated, the Participant's surviving spouse shall be deemed his Beneficiary or in the absence of a surviving spouse, the benefits shall be paid to the Participant's estate.

1.06 "Board of Directors"

The Board of Directors of FirstBank of Puerto Rico (formerly known as The First Federal Savings Bank).

1.07 "Committee"

The persons appointed in accordance with Section 8.01 to administer the Plan. In the absence of such designation, the Company shall serve as the Committee and in such case, all references herein to the Committee shall be deemed a reference to the Company.

1.08 "Company"

(a) FirstBank of Puerto Rico (formerly known as The First Federal Savings Bank and any successor which shall maintain this Plan; and

(b) any other business entity which duly adopts the Plan with the approval of the Board of Directors.

1.09 "Compensation"

The Participant's wages for the Plan Year paid by the Employer of the type reported on Form 499R-2W-2PR, reduced by

(a) any wages in excess of $200,000;

(b) non-qualified deferred compensation payments;

(c) for purposes of Sections 3.01/ 3.03 and 3.04,. the amount paid before an Eligible Employee was eligible to become a Participant in accordance with
Section 2.01;

(d) welfare benefits, fringe benefits (cash and non-cash), reimbursements or other expense allowances, moving expenses and deferred compensation; and

(e) for purposes of Section 3.01 only, third party insurance payments.

1.10 "Controlled Group"

Such groups of corporations or partnerships as defined in Section 1028 of the Code.

1.11 "Disability"

Any physical ,or mental condition which may reasonably be expected to be permanent and which renders the Participant incapable of continuing as an Eligible Employee for his customary Hours of Employment.

1.12 "Effective Date"

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May 15, 1965, the date as of which the Plan was established
"Supplemental Effective Date"
January 1, 2000, the last date as of which the Plan was amended in its entirety.

1.13 "Election Period"

The period commencing 90 days before the Annuity Starting Date or distribution date, as selected by the Committee, and ending on such date.

1.14 "Employee"

Any person in the employ of the Company, but excluding individuals who do not meet the definition of an Employee pursuant to I. T.R. Section 116S-8(h)(I). "Eligible Employee"
An Employee of the Employer who is a resident of Puerto Rico excluding (a) temporary employees, (b) independent contractors and (c) persons under the jurisdiction of a collective bargaining unit (i) having a pension or profit-sharing plan to which the Company is required to contribute under the terms of the collective bargaining agreement or (ii) for whom retirement benefits were the subject of good faith. The Plan shall also exclude individuals who are or have been treated by the Employer as part-time employees or contract employees (whether hired by the Employer or by temporary-service companies). If such individuals or the individuals cited in Subsection (a) or (b) are later reclassified by a court or government, they shall still be excluded from the Plan for the period prior to such reclassification.

1.15 "Employer"

The Company and any other business entity in a Controlled or Affiliated Service Group which includes the Company.

1.16 "Highly Compensated Employee"

Any Employee who, for any Plan Year, receives Compensation higher than that received by two-thirds of the Eligible Employees during such Plan Year.

1.17 "Nonhighly Compensated Employee"

An Employee who is not a Highly Compensated Employee.

1.18 "Internal Revenue Code" or "Code"

The Internal Revenue Code of 1986, and any amendments thereto.

1.19 " Participant"

(a) An Eligible Employee who participates under the Plan in accordance with
Section 2.01.

(b) Each other Eligible Employee or former Eligible Employee for whom an Account is maintained.

1.20 "Plan"

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The plan of the Company, as herein set forth and as from time to time supplemented and amended, which Plan is intended to be a profit sharing plan for purposes of I.T.R. Sections 1165-1(a)(2)(ii) and (b)(1)(ii).

1.21 "Plan Year"

A period of 12 consecutive months commencing on the Effective Date and each Anniversary Date thereof.

1.22 "Protected Spouse"

The spouse to whom the Participant had been legally married on the date of the Participant's death.

1.23 "Qualified Domestic Relations Order"

A domestic relations order as defined in Section 8.09 in accordance with ERISA
Section 206(d)(3) and any other requirements of ERISA and the PR Code.

1.24 "Retirement"

The termination of employment of a Participant on his Normal or Deferred Retirement Date.

1.25 "Retirement Dates"

(a) "Normal Retirement Date"
The date on which the Participant attains age 65.

(b) "Deferred Retirement Date" -The first day of any month subsequent to the Participant's Normal Retirement Date.

1.26 "Service"

(a) All Hours of Employment with the Employer during an Applicable Computation Period.

(b) "Break-in-Service" -An Applicable Computation Period during which an Employee fails to receive credit for 501 Hours of Employment. If, commencing on or after January 1, 1985, an Employee is absent by reason of (i) the pregnancy of the Employee, (ii) the birth of a child of the Employee, (iii) the placement of a child with the Employee in connection with an adoption of such child by such Employee, or (iv) caring for such child immediately following such birth or placement, .such Employee will be credited with the number of Hours of Employment which would normally have been credited but for such absence, or, in any case in which the Committee is unable to determine such hours normally credited, eight Hours of Employment per day. The Hours of Employment required to be credited for such absence shall not exceed 501. Hours of Employment shall be credited for the Plan Year in which the absence from work begins, only if credit is necessary to prevent the Employee from incurring a Break-in-Service, or, in any other case, in the immediately following Plan Year.

(c) "Year of Service" -An Applicable Computation Period during which the

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Employee receives credit for at least 1,000 Hours of Employment.

(d) "Hour of Employment"

(i) Each hour during an Applicable Computation Period for which the person is directly or indirectly paid or entitled to payment for the performance of duties or for the period of time when no duties are performed, Irrespective of whether the employment relationship has terminated, such as vacation, holiday, lay-off, jury duty or approved Leave of Absence.

As used herein and Section 3.03, Leave of Absence shall mean a leave granted for pregnancy, Disability, illness, death or any other family obligation or status; personal or family hardship or special business circumstances; educational purposes; and/or civic, charitable or governmental services, provided that all Employees under similar circumstances shall be treated in a similar manner.

No more than 501 Hours of Employment are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period).

(ii) A person shall receive an Hour of Employment for each hour for which back pay has been awarded or agreed to irrespective of mitigation of damages, provided that each such hour shall be credited to the Applicable Computation Period to which it pertains, rather than the Applicable Computation Period in which the award or agreement is made, and further provided that no such award or agreement shall have the effect of crediting an Hour of Employment for any hour for which the person previously received credit under (i) above.

(iii) Notwithstanding the foregoing, Hours of Employment shall be computed and credited in accordance with Department of labor Regulation 2530.200b-2, Subparagraphs (b) and (c).

(e) An Employee shall receive credit for the period of his employment with another business entity to which he had been transferred by the Company solely for purposes of determining his vested interest in accordance with Section 6.04.

1.27 "Statutes"

The plan shall be governed by the following statutes:

(a) "ERISA" shall mean the Employee Retirement Security Income Act of 1974, as amended, and any successful statute of similar import.

(b) "ITR" shall mean the Puerto Rico Internal Revenue Code Regulations.

(c) "PR Code" shall mean the Puerto Rico Internal Revenue Code of 1994, as amended.

(d) "US Code" shall mean the United States Internal Revenue Code of 1986, as amended.

1.28 "Trust Agreement"

The instrument executed by the Company and the Trustee fixing the rights and

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liabilities of each with respect to holding and administering the Trust Fund, which instrument shall be incorporated by reference into this Plan.

1.29 "Trustee"

The Trustee or arty successor Trustee, appointed by the Board of Directors, acting in accordance with the terms of the Trust Agreement.

1.30 "Trust Fund"

All assets held by the Trustee for the purposes of the Plan in accordance with the terms of the Trust Agreement.

1.31 "Valuation Date"

Each business day of the Plan Year as determined by the New York Stock Exchange.

ARTICLE 2 ELIGIBILITY AND PARTICIPATION

2.01 Eligibility for Participation

An Eligible Employee may become a Participant upon satisfaction of the following Requirements, provided he elects to contribute in accordance with Section 3.01.

(a) Each Eligible Employee on the Supplemental Effective Date who was a Participant of the Plan shall continue as a Participant as of the Supplemental Effective' Date.

(b) Each other Eligible Employee shall become a Participant as of the Supplemental Effective Date or as of the first day of the month coincident with or next following the date he completes one Year of Service.

(c) If a former Participant is reemployed, he shall be eligible to resume his participation as of the first day of any month following the date of his reemployment.

2.02 Change in Employment Status

(a) In the event a Participant ceases to be an Eligible Employee as the result of becoming part of an excluded class, only Compensation up to the date he ceased to be an Eligible Employee shall be considered for purposes of contributions in accordance with Article 3. Such Employee shall remain a Participant but shall not be permitted to contribute in accordance with Article 3 or share in any Company contributions' allocated in accordance with Article 3 for the period beyond the date he ceased to be an Eligible Employee.

In the event such Participant returns to an eligible class and again becomes an Eligible Employee, he shall be permitted to share in Company contributions allocated in accordance with Article 3 as of the date he again became .In Eligible Employee and may elect to comply with the provisions of Section 3.01 as of such date or the first of any subsequent month. Only

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Compensation from the date he again became an Eligible Employee shall be considered for purposes of such contributions.

(b) If a person otherwise satisfied the eligibility requirements of Section 2.01 and subsequently becomes an Eligible Employee, he shall be eligible to become a Participant as of the date he became an Eligible Employee.

(c) In the event a collective bargaining agreement is entered into between the Company and a representative for any class of Employees in the employ of the Company subsequent to the Supplemental Effective Date, eligibility for participation in the Plan by such Employees who are not Participants shall not be extended beyond the effective date of the collective bargaining agreement unless the agreement extends participation in the plan to such Employees. The provisions of Subsection (a) shall apply to those Employees who are currently Participants.

ARTICLE 3 CONTRIBUTIONS

3.01 Elective Deferral Contributions

A Participant may, when first eligible or as of any January 1, April 1, July 1, or October 1, elect to save, through pay reduction each payroll period, no less than 1% nor more than 10%, in whole percentages, of that portion of his Compensation attributable to such payroll period, subject to the limitations on Elective Deferral Contributions under Sections 4.01 and 4.02. Elective Deferral Contributions may not be made form third pay insurance payments; but, a Participant's full savings election may be made from net salary payments from the Company. Such contributions shall take the form of before tax contributions (hereinafter known as "Elective Deferral Contributions") and shall be deemed to be Company contributions.

(a) An initial written election must be made by an Eligible Employee and submitted to the Committee at least 30 days (or such other period as the Committee may fix from time to time) prior to the first date the Eligible Employee would be eligible to become a Participant of the Plan in accordance with Section 2.01.

(b) An election, once made, shall remain in effect until subsequently changed by the Eligitlle Employee in accordance with the provisions of Section 3.05 or 3.06.

3.02 Reduction of Excess Elective Deferral Contributions

If Elective Deferral Contributions under Section 3.01 are projected to exceed the limitations of Sections 4.01 or 4.02 at any time during a Plan Year, the Committee, in a good faith effort to comply with such limitations, retains the right to reduce the rate of elective deferrals made by Highly Compensated Employees. Such reduction shall be made in the sole discretion of the Committee.

3.03 Matching Contributions

The Company shall contribute the following amounts:

(a) 401(k) Matching Contributions -Unless the Board of Directors determines,

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by resolution, a different rate of match, the rate will be 25% of that portion of each Participant's Elective Deferral Contributions each month which does not exceed 4% of the Participant's Compensation for such month. Only Elective Deferral Contributions which are not limited under Sections 3.02 or 4.01 shall be matched.

If as a result of the provisions of Section 3.02, 4.01 or 4.02 or the .last paragraph of Section 1.09, the Participant's Elective Deferral Contributions are reduced or discontinued during a Plan Year, Elective Deferral Contributions made prior to the date of such reduction or discontinuance shall be deemed to be made in proportion to Compensation throughout the Plan Year of reference for purposes of determining the Participant's Matching Contribution.

(b) 401 (a) Matching Contributions - Except with respect to any Participants who are employed by First Federal Finance, d.b.a. Money Express, for any Plan Year, the Company may contribute such additional amounts as it shall determine equal to a designated percentage rate of each Participant's Elective Deferral Contributions with respect to Elective Deferral Contributions which are not limited under Sections 3.02 or 4.01. Such Matching Contributions shall be allocated to Participants in the employ of the Company on the last business day of such Plan Year.

Such percentage rate shall be determined by the Company and announced to the Eligible Employees after the end of the Plan Year of reference. Qualified Matching Contributions -For any Plan Year, the Company may contribute such additional amounts as it shall determine. Such Qualified Matching Contributions shall be allocated to those Participants who are Nonhighly Compensated Employees, in the same proportion that the Elective Deferral Contributions of each such Participant for such Plan Year bears to the aggregate Elective Deferral Contributions of all such Participants for such Plan Year.

Such contributions shall be subject to I.T.R. Section 1165-8(b)(3). If as a result of the provisions of Section 3.02, 4.01 or 4.02 or the last paragraph of
Section 1.09, the Participant's Elective Deferral Contributions are reduced or discontinued during a Plan Year, Elective Deferral Contributions made prior to the date of such reduction or discontinuance shall be deemed to be made in proportion to Compensation throughout the Plan Year of reference for purposes of determining the Participant's Matching Contribution.

(c) Qualified Nonelective Contributions -
Such amount as the Company shall determine for any Plan Year, which shall be allocated.

(i) to those Participants who are Nonhighly Compensated Employees in the same proportion that his Compensation bears to the aggregate Compensation of all such Participants for such Plan Year, which amount shall be credited at the end of the Plan Year; or

(ii) to Participants who are Nonhighly Compensated Employees starting Nith the Nonhighly Compensated Employee with the lowest

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Compensation until the requirements of Section 4.02 are met. Such contributions shall be subject to I.T.R. Section 1165(B)(b)(3). For purposes of this Subsection, Participant shall also include any Eligible Employee who would otherwise be eligible for the Plan but who declined to make contributions required under the Plan in accordance with Sections 3.01 or 3.04 at any time.

3.04 Voluntary Contributions

(a) Each Participant may, as of any January 1, April 1, July 1, or October 1, elect to contribute for each Plan Year, through payroll deductions each pay period, any amount from 1 % to 8%, in whole percentages, of that portion of Compensation, as defined in Subsection 1.09(c) attributable to such pay period.

(b) The Committee may also, solely at its discretion, permit a Participant to contribute to his Voluntary Contribution Account the difference between (i) 10% of such Participant's Compensation and (ii) the sum of all previous' Voluntary Contributions actually made by the Participant. If implemented, the Committee shall promulgate such specific rules and regulations as may be required with respect to the implementation and operation of this provision.

3.05 Contribution Changes

A Participant may, subject to the minimum and maximum percentages as specified in Sections 3.01 or 3.04, increase or reduce the percentage rate of his Elective Deferral Contributions and/or, if applicable, his Voluntary Contributions four times during a Plan Year, as of any January 1, April 1, July 1, or October 1 (or as of such other dates as the Committee may fix from time to time), by notification as soon as possible prior to the effective date of such change.

3.06 Discontinuance of Contributions

(a) A Participant may discontinue his Elective Deferral Contributions and/or, if applicable, his Voluntary Contributions at any time during a Plan Year by notification to the Committee as soon as possible prior to the effective date of such discontinuance.

(b) A Participant may resume his Elective Deferral Contributions and/or, if applicable, his Voluntary Contributions as of any subsequent January 1, April 1, July 1, or October 1 (or such other dates as the Committee may fix from time to time) by notification to the Committee as soon as possible prior to the effective date of such resumption.

(c) The discontinuance of Elective Deferral Contributions will automatically include a discontinuance of the Matching Contributions. A discontinuance only of ,the Participant's Voluntary Contributions will not affect contributions to the Participant's other accounts.

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3.07 Rollover Contributions from Other Qualified Plans

(a) Any Eligible Employee upon commencement of employment may make a rollover contribution to the Trust Fund of all or any portion of the entire amount including money or any other property acceptable to the Committee and Trustee) which is an eligible rollover distribution, as defined in I.T.R. Section 1165-6(g), provided such rollover contribution is either (i) a direct transfer from another qualified plan or (ii) received on or before the 60th day immediately following the date the Employee received such distribution from a qualified plan or conduit Individual Retirement Account or Annuity.

(b) The Committee shall credit the fair market value of any rollover contribution and investment earnings attributable thereto to the Participant's Rollover Account.

(c) An Eligible Employee who becomes a Participant by virtue of the acceptance of such rot/over contribution, but who is not otherwise eligible for participation in accordance with Section 2.01, shall not be entitled to make contributions or share in any Company contribution allocated in accordance with this Article 3.

(d) The Committee may promulgate specific rules and regulations governing all aspects of this Section.

3.08 Transfer of Assets from Other Qualified Plans

(a) The Committee may accept the direct transfer to the Trust Fund from another qualified trust fund of those assets (including money or any other property acceptable to the Committee and Trustee) attributable to a Participant's participation in any qualified plan to which such trust relates.

(b) The amount transferred shall be credited to the Participant's Accounts as determined by the Committee, taking into "account the applicable vesting schedules, amounts subject to special tax treatment and withdrawal rules. Additional Transfer Accounts will be established, "if required, to accommodate these objectives.

(c) An Eligible Employee who becomes a Participant by virtue of a transfer of assets, but who is not otherwise eligible for participation in accordance with
Section 2.01, shall not be entitled to make contributions or share in any Company contribution allocated in accordance with this Article 3.

(d) The Committee may promulgate specific rules and regulations governing all aspects of this Section but until promulgated, all other provisions of the Plan shall be applicable based on the Account to which such assets were transferred.

3.09 Deposit of Contributions

The Company shall deliver all contributions to the Trustee.

3.10 Payment of Expenses

In addition to its contributions, the Company may elect to pay all the administrative

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expenses of-the Plan and all fees and retainers of the Plan's Trustee, accountant,

counsel, consultant, administrator or other specialist so long as the Plan or Trust Fund remains in effect. If the Company does not pay all or part of such expenses,

the Trustee shall pay these expenses from the Trust Fund. All expenses relating directly to the investments of the Trust Fund, including taxes, brokerage commissions and registration charges, must be paid from the Trust Fund.

ARTICLE 4 CONTRIBUTION LIMITATIONS

4.01 Limitation on elective Deferral Contributions

Each Participant's Elective Deferral Contributions under Section 3.01, when added to any additional elective deferrals, shall be limited to the lower of the following amounts: (a) ten (10) percent of the Participant's Compensation or (b) $8,000 during any calendar year or such other amount as specified in PR Code
Section 1165(e)(7).

In the case that the employer additionally makes contributions to an individual retirement account under the provision of PR Code Section 1169, the maximum amount of the contributions under PR Code Section 1165(e) may not exceed the difference, if any, between the maximum amount allowable as contribution up to the limit of $8,000 and the contribution under the provisions of said PR Code
Section 1169 excluding the contribution to an individual retirement account attributable to the spouse of a married tax payer living with his spouse. To the extent a Participant's Elective Deferral Contributions exceed the above limitations such excess amount shall be included in the gross income of the Participant for the year of deferral.

Investment experience will be determined in accordance with the second paragraph of Section 4.02(b) below.

4.02 Limitation on Elective Deferral Contributions

(a) The Actual Deferral Percentage of Highly Compensated Employees in the Testing Group for any Plan Year shall be limited to the greater of

(i) the Actual Deferral Percentage for the Nonhighly Compensated Employees in the Testing Group for such Plan Year multiplied by 1.25; or

(ii) the Actual Deferral Percentage for the Nonhighly Compensated Employees in the Testing Group for such Plan Year multiplied by 2.00, provided, however, that the Actual Deferral Percentage for the Highly Compensated Employees in the Testing Group for the Plan Year may not exceed the Actual Deferral Percentage for such Plan Year for such Nonhighly Compensated Employees by more than two percentage points.

If the Actual Deferral Percentage for any Plan Year must be limited due to the restrictions described in this Subsection (a), such limitation shall be applied

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to the Highly Compensated Employee's deferral percentages beginning with the highest of such percentages until the limitations are met.

(b) Any excess Elective Deferral Contributions that result from the above limitations shall be refunded to such Highly Compensated Employees with investment experience, no later than the last day of the Plan Year subsequent to the Plan Year to which the excess relates.

Investment experience shall be the income or loss allocable to the Participant's Elective Deferral Contribution Account. for the Plan Year multiplied by a fraction, the numerator of which is such Participant's excess Elective Deferral Contributions for the year and the denominator is the sum of (i) the Participant's Elective Deferral Contribution Account balance as of the beginning of the Plan Year and (ii) the Participant's Elective Deferral Contributions for the Plan Year.

(c) Definitions and Special Rules

(i) The Actual Deferral Percentage for the Highly Compensated Employees and Nonhighly Compensated Employees for a Plan Year shall be the average of the ratios (calculated separately for each such Ernployee in the Testing Group) of

(A) the amount of contributions credited to the Elective Deferral Contribution Account on behalf of each such Employee in the Testing Group during such Plan Year, to

(B) the Compensation of each such Employee in the Testing Group for such Plan Year.

For purposes of the above, Qualified Matching Contributions and Qualified Nonelective Contributions may be taken into account in determining the Actual Deferral Percentage for each Employee in the Testing Group for such Plan Year provided such amounts comply with the provisions of I. T .R. Section 1165-8(b)(3).

(ii) Testing Group shall mean the group of all Eligible Employees eligible for participation in accordance with Section 2.01.

(iii) All Eligible Employees in the Testing Group will be included in determining the Actual Deferral Percentages. The ratio averaged into the respective percentages will be zero for any Eligible Employee in the Testing Group if the otherwise applicable numerator ls zero.

(iv) All such ratios and the average of such ratios shall be calculated to the nearest one-hundredth of one percent.

ARTICLE 5 MAINTENANCE OF ACCOUNTS AND VALUATION OF THE TRUST FUND

5.01 Maintenance of Accounts

The Committee shall establish and maintain a separate accounting in the name of each Participant to which it shall credit all amounts contributed in accordance with Article 3.

5.02 Valuation of Trust Fund

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(a) The Trust Fund shall be valued by the Trustee as of each Valuation Date on the basis of its fair market value.

(b) The Trust Fund may also be valued by the Trustee as of any other date as the Committee may authorize for any reason the Committee deems appropriate.

5.03 Allocation of Investment Earnings and Expenses

On the basis of the valuation as of a Valuation Date, the Accounts of all Participants shall be

(a) proportionately adjusted to reflect expenses in accordance with Section 3.10 and investment earnings, other than those credited to a specific Account; and

(b) directly adjusted to reflect all other applicable transactions during the Plan Year attributable to such Accounts including, but not limited to, any contributions or distributions.

5.04 Investment Election

Each Participant shall designate one or more of the investment funds established in accordance with regulations promulgated by the Committee as it deems necessary or appropriate to govern all aspects of investment direction by the Participant of the Participant's Accounts.

5.05 Investment Funds

The Trust Fund shall be divided into such investment funds as designated by the Committee and approved by the Trustee for the investment of all Accounts, which shall be administered as a unit.

ARTICLE 6 BENEFITS PAYABLE UPON TERMINATION OF EMPLOYMENT

6.01 Upon Retirement

A Participant shall be 100% vested in his Account at all times after first becoming eligible for Retirement. A Participant shall be eligible to retire on his Normal or Deferred Retirement Date. In the event a Participant does not retire on his Normal Retirement Date, he shall continue to be credited with contributions in accordance with Article 3 until his actual retiremerlt.

6.02 Upon Disability

(a) A Participant who incurs a Disability prior to termination of employment shall be "100% vested in his Account.

(b) In determining the existence of a Participant's Disability, the Committee may select a physician to examine such Participant and render a medical opinion. The final determination shall be made by the Committee on the basis of the evidence requested and made available.

(c) If such Participant returns to the employ of the Company, he shall resume his participation as of the date of his return. The Participant's vested interest in that portion of his Account attributable to Service from the date of his last reemployment shall be determined in accordance with the provisions of Article 6, without regard to his prior Disability.

6.03 Upon Death

(a) A Participant who dies prior to termination of employment shall be 100% vested in his Account.

(b) Upon the death of a Participant, his Beneficiary shall be entitled to 100% of such Participant's vested Account.

(c) Each Participant, upon becoming eligible for participation in the Plan, may designate a primary Beneficiary to receive the benefits payable in the event of his death and may designate a secondary Beneficiary to receive any benefits payable in the event of the death of the primary Beneficiary. If a Participant designates a primary Beneficiary but not a secondary Beneficiary or if any such secondary Beneficiary dies, the Beneficiary last in receipt of or entitled to any benefit shall have the right to designate a successor Beneficiary to receive any benefits payable in the event of his death. In the absence of any such designation, benefits payable upon the death of the last living Beneficiary shall be paid in a lump sum to such Beneficiary's estate. A Participant may change his Beneficiary designation at any time. All Beneficiary designations and changes shall be made on an appropriate form and filed with the Committee. If the primary Beneficiary designated by the Participant is anyone other than the Participant's Protected Spouse, such designation must include the written acknowledgment and consent of such spouse and be witnessed by a Plan representative or a notary public, to the extent required by law and the Committee. Such consent will be limited to a specific alternate Beneficiary and any change in such alternate Beneficiary will require a new spousal. consent.

6.04 Upon Other Determination of Employment

(a) Upon a Participant's termination of employment for reasons other than Retirement, Disability or death, the following provisions shall be applicable:

(i) Such Participant shall have a 100% vested interest in his Elective Deferral Contribution, Voluntary Contribution, Rollover, Transfer, 401 (k) Matching Contribution, Qualified Matching Contribution and Qualified Nonelective Contribution Accounts.

(ii) Such Participant's vested interest in his contributions to his 401 (a) Matching Contribution Account shall, subject to Subsection 6.05(a), be determined in accordance with the following schedule on the basis of such Participant's Years of Service.

Number of Years                Percentage of Account
Less than 5 years                        0%
5 or more years                        100%

(b) The portion of a Participant's Account which is not vested shall be forfeited on the earlier of the date on which the Participant receives a distribution of his vested benefits or the date on which such Participant incurs five consecutive Breaks-in-Service. If a Participant does not have a vested interest in his Account, he shall be deemed to have received an immediate distribution as of the first day after the Valuation Date next following the date on which such Participant terminated employment.

That portion of the Participant's Account which is not vested shall be used to reduce the Company's contributions in accordance with Section 3.03 or to pay Plan administrative expenses (including fees and charges imposed under any group annuity contract funding the Plan).

6.05 Reemployment and Repayment of Benefits

(a) If a Participant is reemployed by the Employer prior to incurring five consecutive Breaks-in-Service, the dollar amount which was subject to forfeiture in accordance with Subsection 6.04(b) will be restored to the Participant's Account if the Participant repays the amount distributed, if any, from EIective Deferral Contribution, 401 (k) Matching Contribution, 401 (a) Matching Contribution, Qualified Matching Contribution and Qualified Nonelective Contribution Accounts. Such amounts must be repaid to the Trust Fund in a lump sum within five years from the date such Participant resumes his employment with the Employer. If a Participant who is deemed to receive a distribution pursuant to Subsection 6.04(b) is reemployed by the Employer prior to incurring five consecutive Breaks-in-Service, the dollar amount which was subject to forfeiture in accordance with such Subsection will be restored to the Participant's Account. The funds required for the restoration of such Account may be paid by the Company or may, as determined by the Committee, be paid from forfeitures.

Such repaid amounts shall be credited to the Participant's Accounts as determined by the Committee, taking into account the applicable vesting schedules, amounts subject to special tax treatment and withdrawal rules. Additional Accounts will be established, if required, to accommodate these objectives. Amounts repaid and restored in accordance with this Subsection will not be treated as annual additions for purposes of Section 4.03.

(b) Notwithstanding the above, no restoration shall be made to a Participant's Account and no repayment will be permitted with respect to funds accumulated prior to reemployment in the case of

(i) any Participant who was fully vested, or

(ii) any Participant who is reemployed after incurring five consecutive Breaks-in-Service,

(iii) any Participant who incurred a one year Break-in-Service prior to January 1, 1985 and reemployment, or

(iv) any Participant who did not incur a one year Break-in-Service prior to reemployment by January 1, 1983 but failed to repay the amount distributed within two years of reemployment.

ARTICLE 7 DISTRIBUTION OF BENEFITS

7.01 Claim Procedure For Benefits

(a) Claims For Benefits

Claims for benefits under the Plan must be made in writing to the Committee. For the purposes of this procedure, "claim" means a request for a Plan benefit by a Participant or a Beneficiary of the Participant. If the basis of the claim includes documentation not a part of the records of the Plan or of the Employer, all such documentation must be included with the claim.

(b) Notice of Denial of Claim

If a claim is wholly or partially denied, the Committee shall notify the claimant of the denial of the claim within a reasonable period of time. Such notice of denial shall

(i) be in writing,

(ii) be written in a manner calculated to be understood by the claimant, and

(iii) contain (A) the specific reason or reasons for denial of the claim, (B) a specific reference to the pertinent Plan provisions upon which. the denial is based, (C) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation why such material or information is necessary, and (D) an explanation of the Plan claim review procedure. Unless special circumstances require an extension of time for processing the claim, the Committee shall notify the claimant of the claim denial no later than 90 days after the committee's receipt of the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the final decision.

(c) Request For Review of Denial of Claim

Within 120 days of the receipt of the denial of the claim or if the claim has Not been granted within a reasonable period of time, the claimant may file a written request with the Committee to conduct a full and fair review of the denial of the claimant's claim for benefits. In connection with the claimant's appeal of the denial of his/her benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

(d) Decision on Review of Denial of Claim

The Committee shall deliver to the claimant a written decision on the claim promptly', but no later than 60 days, after the receipt of the claimant's request for review, except that if there are no special circumstances which require an extension of time for processing, the aforesaid 60-day period may be extended to 120 days by written notice delivered to the claimant prior to the expiration of the initial 60-day period. Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based.

The Committee shall have discretion in fulfilling its fiduciary responsibilities and making determinations under the Plan as it sees fit on a consistent and nondiscriminatory basis and as he believes a prudent person acting in like capacity and familiar with such matters would do. Such determinations shall be final and shall bind all parties.

The decision of the Committee will become final and binding and will not be subject to review unless determined to be arbitrary or capricious.

If the claimant does not submit an appeal in accordance to the procedure discussed above, he/she will lose his/her right to have a court review the decision of the Committee.

If claimant decides to file a case to request the court to review the decision of the Committee, such case must be filed no later than two years of the date of the decision of the Committee denying the claim.

7.02 Commencement of Benefits

The following provisions shall be applicable for determining when distribution of benefits shall be made.

(a) Unless otherwise provided in Subsection (c) in the event of termination of employment, benefits which total $5,000 ($3,500 for Plan Years beginning before January 1, 1998 or less will commence as soon as administratively feasible following the Valuation Date next subsequent to such termination.

(b) Unless otherwise provided in this Section, in the event of termination of employment, benefits which total more than $5,000 ($3,500 for Plan Years beginning before January 1, 1998) will commence as soon as administratively feasible following the Valuation Date next subsequent to such termination, provided that, if the Participant has not attained his Normal Retirement Date, the Participant consents to such distribution within his Election Period.

Notwithstanding the above, no consent to a distribution prior to the date the Participant attained his Normal Retirement Date shall be valid until after written notification of the right to defer is received by the Participant. Except as provided in Section 7.10, the Committee shall provide such written notification of the right to defer any benefit payable no less than 30 days nor more than 90 days before the Annuity Starting Date or intended distribution date, as applicable.

If a Participant does not consent to the distribution at the time specified above and fails to elect deferral in accordance with Subsection (d), benefits will commence as of the 60th day following the last day of the Plan Year during which the Participant's Normal Retirement Date occurs.

(c) The amount of any benefit payable will be determined as of the Valuation Date such transaction is processed.

If the amount of any payment under this Section would adversely affect the Trust Fund by forcing the premature liquidation of assets, such payment may be delayed until the timely and orderly liquidation of investments can be accomplished, but in no event later than the 60th day following the last day of the Plan Year during which occurs the latest of

(i) the date a Participant attains the earlier of his Normal Retirement Date or age 65;

(ii) the tenth anniversary of the year during which the Participant commenced participation in the Plan; or

(iii) the date the Participant terminates his employment.

If the amount of any payment under this Section would adversely affect the Trust Fund by permitting former Participants to enter into direct competition with the Company, such payment will be delayed until the 60th day after the end of the Plan Year during which the Participant's Normal Retirement Date occurs.

If the amount of any payment under this Section cannot be ascertained by the applicable commencement date, payment shall be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained.

(d) If the designated Beneficiary is,

(i) the Participant's spouse, benefit payments will commence in accordance with Subsection (b).

If such spouse dies prior to the commencement of benefits, and if the distribution of any death benefit payable to the spouse's Beneficiary is made in a form that may extend beyond the December 31 of the calendar year during which the fifth anniversary of such spouse's death occurs, such distribution must commence no later than the December 31 of the calendar year immediately following the date of such spouse's death or such later date as may be promulgated by the Internal Revenue Service.

(ii) other than the Participant's spouse, and the death benefit payable is made in a form that may extend beyond the December 31 of the calendar year during which the fifth anniversary of such Participant's death occurs, such distribution must commence no later than the December 31 of the calendar year immediately following the date of such Participant's death or such later date as may be promulgated by the Internal Revenue Service.

(e) If a Participant is in receipt of benefits from the Company's insured long-term disability' program, if applicable, payment of the Participant's Elective Deferral Contribution, 401 (k) Matching Contribution, 401 (a) Matching Contribution, Transfer, Qualified Matching Contribution and Qualified Nonelective Contribution Accounts shall be deferred to the first day of the month in which such Participant is no longer eligible to receive such benefits or, if earlier, the 60th day following the last day of the Plan Year during which the Participant's Normal Retirement Date occurs, provided the benefits payable under the long-term disability program would otherwise be reduced by the benefits payable under the Plan.

7.03 Method and Form of Payment of Benefits

The following provisions shall be applicable for determining the method and form of payment of all benefits.

(a) Subject to Section 7.02, all benefits will be distributed in a lump sum.

(b) Any benefits payable under this Article may be paid in cash, securities, or such other assets of the Trust Fund as the Committee may direct.

The distribution of a lump sum payment to the Participant or his Beneficiary will constitute the complete discharge of all obligations of the Plan.

7.04 Disposition of Unclaimed Benefits

In the event that any check or notice with respect to the payment of benefits under the Plan remains outstanding at the expiration of six months from the date of mailing of such check to the last known address of the payee, the Committee shall notify the Trustee to stop payment of all such outstanding checks and to suspend the issuance of any further checks, if any, to such payee. If, during the three-year period (or such other period as specified in the Trust Agreement) from the date of mailing of the first such check or of notice that a benefit is due under the Plan, the Committee cannot establish contact with the payee by taking such action as it deems appropriate and the payee does not make contact with the Committee, the remaining benefits shall be forfeited and used to reduce the Company's contributions in accordance with Section 3.03. In the event the payee is located subsequent to the date the benefits were forfeited, the dollar amount of such benefits shall be restored in accordance with the provisions of
Article 6.

7.05 Non-Assignability

(a) No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such action shall be void for all purposes of the Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachments or other legal process for or against any person.

(b) The provisions of Subsection (a) do not apply to any

(i) amount that must be withheld because of the tax withholding provisions of the PR Code or a state's income tax act or amounts payable pursuant to a Qualified Domestic Relations Order or in such other instances and to such extent as may be required by law or except as provided in Article 13.

(ii) offset of a Participant's benefits against an amount that the Participant is ordered or required to pay under a judgment or conviction for a crime involving the Plan, under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of ERISA, or pursuant to a settlement agreement between the Secretary of Labor and the Participant in connection with a violation (or alleged violation) of Part 4 of such Subtitle by a fiduciary or any other person, on or after January 1, 1998.

Notwithstanding the above, the judgment, order, decree or settlement agreement must expressly provide for the offset of all or part of the amount ordered or required' to be paid to the Plan against the Participant's Plan benefits.

7.06 Substitute Payee

If a Participant or Beneficiary entitled to receive any benefits hereunder is in his minority or is,. in the judgment of the Committee, legally, physically, or mentally incapable of personally receiving and receipting any distribution, the Committee may instruct the Trustee to make distributions to his legally appointed guardian.

7.07 Satisfaction of Liability

After all benefits have been distributed in full to a Participant or to his Beneficiary, all liability to such Participant or to his Beneficiary shall cease.

7.08 Direct Rollover to Eligible Retirement Plans

(a) Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a Distributee's election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(b) Definitions

(i) Eligible Rollover Distribution

An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee

(ii) Eligible Retirement Plan

An Eligible Retirement Plan is an individual retirement account described in
Article 1169 of the Puerto Rico Treasury Regulations, an individual retirement annuity described in Article 1169 of the Puerto Rico Treasury Regulation, or a qualified trust described in Article 1165 of the Puerto Rico Treasury Regulation, that accepts the Distributee's Eligible Rollover Distribution.

(iii) Distributee

A Distributee includes an Employee or former Employee.

(iv) Direct Rollover

A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

7.09 Waiver of 30 Day Notice Requirement

Notwithstanding any provisions of the Plan to the contrary, if a distribution is one to which Section!; 401 (a)(11) and 417 of the US Code does not apply, such distribution may commence less than 30 days after the notice required under Section" .411 (a)-11 (c) of the Treasury Regulations is given, provided that:

(a) the Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(b) the Participant, after receiving the notice, affirmatively elects a distribution.

ARTICLE 8 ADMINISTRATION OF THE PLAN

8.01 Assignment of Administrative Authority

The Board of Directors shall appoint a Committee to administer the Plan which shall be the "named fiduciary." The Committee may consist of directors, officers, Employees, or any other individuals, who, upon acceptance of such appointment, shall serve at the pleasure of the Board of Directors. Any member may resign by delivering his written resignation to the Board of Directors and to the Committee. Vacancies in the Committee arising from resignation, death or removal shall be filled by the Board of Directors. The Board of Directors shall also appoint the Trustee and may appoint an investment manager.

8.02 Organization and Operation of the Committee

(a) The Committee shall act, in carrying out its duties and responsibilities, in the interest of the Participants and Beneficiaries with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of like character and aims.

(b) The Committee shall act by a majority of its members unless unanimous consent is required by the Plan or by unanimous approval of its members if there are two or less members in office at the time. In the event of a Committee deadlock, the Committee shall determine the method for resolving such deadlock. If there are two or more Committee members, no member shall act upon any question pertaining solely to himself, and the other member or members shall make any determination required by the Plan in respect thereof.

(c) If, at any time, a majority of the individuals serving on such Committee and eligible to vote are unable to agree, any action required of the Committee shall be taken by the Board of Directors and its decision shall be final.

(d) An individual serving on such Committee who is a Participant shall not vote or act on any matter relating solely to himself.

(e) The Committee may authorize anyone or more of its members to execute documents on behalf of the Committee and shall notify the Trustee in writing of such action and the name or names of the member or members so designated.

(f) The Committee may, by unanimous consent, delegate specific authority and responsibilities to one or more of its members. The member or members so designated shall be solely liable, jointly and severally, for their acts or omissions with respect to such delegated authority and responsibilities. Members not so designated, except as provided under Subsection 8.06(b), shall be relieved from liability for any act or omission resulting from such delegation.

(g) The Committee shall endeavor not to engage in any prohibited transactions, as specified in the Employee Retirement Income Security Act of 1974, or any successor act. However, any member of the Committee who is a Participant or Beneficiary shall not be precluded from receiving benefits payable under the Plan.

8.03 Authority and Responsibility

The Committee and its delegates shall have full discretionary authority and responsibility for administration of the Plan. Such authority and responsibility shall include, but shall not be limited to, the following areas.

(a) Appointment of qualified accountants, consultants, administrators, counselor other persons it deems necessary or advisable, who shall serve the Committee as advisors only and shall not exercise any discretionary authority, responsibility or control with respect to the management or administration of the Plan.

Any action of the Committee on the basis of advice, opinion, reports, etc. furnished by such qualified accountants, consultants, administrators and counsel shall be the sole responsibility of the Committee.

Members of the Committee shall not be precluded from serving the Committee in any other capacity, provided any compensation paid for such services is reasonable.

(b) Determination of eligibility to participate and all benefits, and resolution of all questions arising from the administration, interpretation and application of the Plan, including the determination of the validity of any Qualified Domestic Relations Order in accordance with Section 8.09.

(c) Notification to the Trustee of all benefits payable under the Plan and the manner in which such benefits are to be paid.

(e) Adoption of forms and regulations for the administration of the Plan.

(d) Remedy of any inequity resulting from incorrect information received or communicated, or of administrative error.

(f) Assurance that its members, the Trustee and other persons who handle funds or other property of the Trust Fund are bonded as required by law.

(g) Settlement or compromise of any claims or debts arising from the operation of the plan and the commencement of any legal actions or administrative proceeding.

(h) Direction to the Trustee as to specific investments which, under the terms of the Trust Agreement, may be made only upon written direction of the Committee or which are made in accordance with specific provisions of the Plan, such as annuity or group investment contracts, loans to Participants, or earmarked investments selected by Participants.

(i) Action as agent for the service of legal process.

(j) Communication regarding the liquidity needs of the Plan so that investment discretion can be exercised to effect specific objectives.

8.04 Records and Reports

(a) The Committee shall keep a record of its proceedings and acts and shall keep books of account, records and other data necessary for the proper administration of the Plan.

(b) The Committee shall make its records available for examination by the

Employer, or any Participant or Beneficiary during business hours at the principal place of business of the Company. However, a Participant or Beneficiary may examine only records pertaining exclusively to himself and such other records specified by law.

(c) The Committee shall make available to any Participant or Beneficiary any material required by law without cost. The Committee may, upon written request by any Participant or Beneficiary, provide copies of such material as it deems appropriate and shall furnish copies of such material required by law. The Participant or Beneficiary may be required to pay the reasonable cost as determined by the Committee of preparing and furnishing such material or the cost as prescribed by law.

8.05 Required Information

The Company and Participants or Beneficiaries entitled to benefits shall furnish forms, including but not limited to annuity applications, and any information or evidence, as requested by the Committee for the proper administration of the Plan.

Failure on the part of any Participant or Beneficiary to comply with such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits until the information or evidence requested is received.

8.06 Fiduciary Liability

(a) A member of the Committee who breaches the responsibilities, obligations, or duties imposed by law shall be liable to the Plan for any losses resulting from such breach,

(b) A member of the Committee shall be liable for a breach of fiduciary responsibility by another Committee member or Trustee, with respect to the Plan or Trust Fund, under the following circumstances.

(i) The member knowingly participates in or undertakes to conceal an act or omission of another member of the Committee or Trustee, with knowledge that the act or omission is such a breach.

(ii) If the member's failure to comply with Subsection 8.02(a) has enabled another member or Trustee to commit such a breach.

(iii) The member has knowledge of such a breach by another member or Trustee and does not make reasonable efforts under the circumstances to remedy the breach.

8.07 Payment of Expenses

Those members of the Committee who are full-time paid employees of the Company shall serve without compensation. The expenses of the Committee, including reasonable compensation as may be agreed upon in writing between the Company and the Committee for members of the Committee who are not full-time employees of the Company, shall be deemed administrative expenses payable in accordance with Article 3.

8.08 Indemnification

The Company shall indemnify members of the Committee against personal financial loss resulting from liability incurred in the administration of the Plan, unless such liability and loss were caused by such individual's gross negligence or willful misconduct.

8.09 Qualified Domestic Relations Orders

(a) Qualified Domestic Relations Order

(i) A Qualified Domestic Relations Order (hereinafter referred to as "QDRO") is a Domestic Relations Order which creates or recognizes the existence of an Alternate Payee's right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to a Participant under the Plan, and which the Committee has determined meets the requirements of Paragraphs (ii) and (iii).

(ii) A Domestic Relations Order meets the requirements of a QDRO only if the order clearly specifies

(A) the name and the last known mailing address (if any) of the Participant and the name and mailing address of each Alternate Payee covered by the order;

(B) the amount or percentage of the Participant's benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined;

(C) the number of payments or period to which such order applies; and

(D) that the order applies to this Plan.

(iii) A Domestic Relations Order meets the requirements of a QDRO only if the order

(A) does not require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan;

(B) does not require the Plan to provide increased benefits (determined on the basis of actuarial value); and

(C) does not require the payment of benefits to an Alternate Payee which are required to be paid to another Alternate Payee under another Domestic Relations Order previously determined to be a QDRO.

(iv) In. the case of any payment before a Participant has separated from service, a QDRO shall not be treated as failing to meet the requirements of Paragraph (iii)(A) above solely because the order requires the payment of benefits to an Alternate Payee

(A) on or after the date on which the Participant attains (or would have attained) the Earliest Retirement Age;

(B) as if the Participant had retired on the date such payment is to begin under such order; and

(C) in any form in which such benefits may be paid under the Plan to the Participant (other than in the form of a joint and survivor annuity with respect to his or her subsequent spouse).

(v) For purposes of Paragraph (iv), Earliest Retirement Age means the earlier of

(A) the date on which the Participant is entitled to a distribution under the Plan; or

(B) the later of (1) the date the Participant attains age 50 or (2) the earliest date on which the Participant could begin receiving benefits under the Plan if such Participant separated from service.

Notwithstanding any provisions of the Plan to the contrary, for purposes of Subparagraph (A) above, a distribution to an Alternate Payee may be made prior to the date on which the Participant is entitled to a distribution under Section
7.02 or Article 12 if requested by the Alternate Payee to the extent such distribution is permitted under the QDRO. Nothing in this provision shall permit the Participant to receive a distribution at a date otherwise not permitted under Section 7.02 or Article 12 nor shall it permit the Alternate Payee to receive a form of payment not permitted in Section 7.03.

ARTICLE 9 AMENDMENT AND TERMINATION

9.01 Amendment

(a) The Plan may be amended or otherwise modified by the Board of Directors, or the Committee to the extent authorized in accordance with Subsection (c). Copies of any such amendment or modification shall be sent to the governing body of each Company. It shall be deemed each Company consented to such amendment or modification unless its governing body delivers written notice to the contrary to the Board of Directors, the Committee and the Trustee within 30 days of its receipt of such amendment or modification.

(b) No amendment or modification shall

(i) permit any part of the Trust Fund, other than such part as is required to pay taxes, administrative expenses and expenses incurred in effectuating such changes, to be used for or diverted to purposes other than the exclusive benefit of the Participants or Beneficiaries and/or persons entitled to benefits under the Plan or permit any portion of the Trust Fund to revert to or become the property of the Company;

(ii) have the effect of reducing the Account of any Participant as of the date of such amendment or deprive any Participant or Beneficiary of a benefit accrued and payable; or

(iii) eliminate any option which constitutes a valuable right available to a Participant with respect to benefits previously accrued to the extent the Participant satisfied, either before or after the amendment, the conditions for the form of payment except as otherwise permitted by applicable law and regulations.

(c) The Committee may amend or modify the Plan in order to bring the Plan into compliance with applicable law or regulations, provided said amendment or

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modification does not have a material effect on the estimated cost of maintaining the Plan and does not create a new class of benefits or entitlements.

9.02 Termination

While the Plan and Trust Fund are intended to be permanent, they may be terminated at the discretion of the Board of Directors. Written notification of such action shall be given to each Company, the Trustee and the Committee. Thereafter, no further contributions shall be made to the Trust Fund.

9.03 Vesting Upon Termination

Upon the complete discontinuance of Company contributions or the termination or partial termination of the Plan and Trust Fund, the Account of each affected Participant shall become fully vested and shall not be reduced except

(a) for adjustments resulting from a valuation in accordance with Article 5, which valuation shall also reflect the expenses incurred for administration of the Plan and/or Trust Fund after such discontinuance or termination date, and all expenses incurred in effectuating the complete discontinuance of Company contributions or termination or partial termination of the Plan and Trust Fund, such as the fees and retainers of the Plan's Trustee, accountant, custodian, administrator, consultant, counsel and other specialists if such expenses are not paid by the Company;

(b) for distributions of benefits by the Trustee to the Participant in accordance with the Plan and at the written direction of the Committee; and

(c) as provided in Section 13.01.

9.04 Distribution of Benefits After Termination

As soon as administratively feasible following the termination of the Plan and Trust Fund, the Trustee, as authorized and directed by the Committee, shall distribute each Account, after adjustment in accordance with Subsection 9.03(a), in a manner consistent with the provisions of Article 7.

ARTICLE 10 PARTICIPATING COMPANIES

10.01 Adoption by Other Entities

Any corporation or other business entity may, by resolution of its own governing body, and with the approval of the Board of Directors, adopt the Plan and thereby become a Company. Notwithstanding the adoption of the Plan by other entities, the Plan will be' administered as a single plan and all Plan assets will be available to pay benefits to .ill Participants under the Plan.

10.02 Alternative Provisions

No Company may adopt alternative provisions as to itself or its Employees. Upon request of the governing body of a Company, the Board of Directors may amend the Plan with respect to the Employees of such Company provided that any change will only apply if any inequity resulting from such changed Plan

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provisions is not found to be discriminatory on behalf of Highly Compensated
Employees.

10.03 Right to Withdraw (Plan Spinoff)

Each Company having adopted the Plan shall have the right as of the last day of any month to withdraw from the Plan and/or Trust Agreement by delivering to the Board of Directors, the Committee and the Trustee written notification from its own governing body of such action and setting forth the date as of which the withdrawal shall be effective. The date specified in such written notice shall be deemed a Valuation Date.

10.04 Procedure Upon Withdrawal

(a) If a Company withdraws from the Plan and Trust Agreement as the result of its adoption of a different plan, the Trustee shall segregate the portion of the Trust Fund attributable to the Accounts of Participants employed solely by such Company. As soon as administratively feasible, the Trustee shall transfer the segregated assets to the insurance carrier or fiduciary designated by the Company as the agency through which the benefits of such successor plan are to be disbursed.

(b) If a Company withdraws from the Plan and Trust Agreement as the result of its adoption of a resolution to terminate its participation in the Plan and to distribute assets to its Employees who are Participants, the Trustee shall segregate the portion of the Trust Fund attributable to the Accounts of the Participants who are employed solely by such Company, and the termination provisions of Section 9.03 and 9.04 shall apply with respect to such segregated assets.

ARTICLE 11 WITHDRAWAL OF FUNDS

11.01 Withdrawals from all Accounts

Subject to the general withdrawal rules below, a Participant may withdraw up to 100% of any Account in which he has a 100% vested interest after attaining age 70-1/2.

11.02 Withdrawals from Elective Deferral Contribution Account

Subject to the general withdrawal rules below, a Participant may withdraw up to

(a) 100% of his Elective Deferral Contribution Account after attaining age 59-1/2 or

(b) 50% of his Elective Deferral Contribution Account before attaining age 59-1/2, provided such withdrawal meets the Financial Hardship Rules below.

11.03 Withdrawals from 401 (k) Matching Account

Subject to the general withdrawal rules below, a Participant may withdraw up to 100% of his 401 (k) Matching Contribution Account after attaining age 59-1/2.

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11.04 Withdrawals from 401 (a) Matching Account

Subject to Section 11.01, no withdrawals shall be permitted from a Participant's 401 (a) Matching Contribution Account.

11.05 Withdrawals from Rollover Account

Subject to the general withdrawal rules below and Section 11.01, a Participant may elect to withdrawal up to 100% of his Rollover Account provided the withdrawal is for health, education or welfare.

11.06 Withdrawals from Transfer Account

Subject to the general withdrawal rules below and Section 11.01, a Participant may elect to withdraw-up to 100% of his Transfer Account provided the withdrawal is for health, education, or welfare.

11.0.7 Withdrawals from Voluntary Contribution Account

Subject to the general withdrawal rules below, a Participant may elect to withdraw up to 100% of his Voluntary Contribution Account.

11.08 Withdrawals from Qualified Matching Contribution and Qualified

Nonelective Contribution Accounts

Subject to the general withdrawal rules below, a Participant who has attained age 59-1/2 may withdraw up to 100% of his Qualified Matching Contribution and Qualified Nonelective Contribution Accounts.

11.09 Financial Hardship Rules

(a) For purposes of this Article, a Financial Hardship withdrawal may be made only if i1: is on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

(b) The following needs shall be recognized ,as immediate and heavy financial needs:

(i) medical expenses, as described in Section 213(d) of the US Code, previously incurred by the Participant, the Participant's spouse or the Participant's dependents; or funds necessary for these persons to obtain medical care described in Section 213(d) of the US Code,

(ii) purchase of a principal residence for the Participant,

(iii) tuition payments, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant or the Participant's spouse, children or other dependents,

(iv) the need to prevent eviction from or foreclosure on the mortgage of the Participant's principal residence, and

(v) an}' other financial need as may be promulgated by the Internal Revenue Service.

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(c) The following requirements will be applicable:

(i) The Participant must have obtained all other distributions and loans available under all plans maintained by the Employer.

(ii) Elective Deferral Contributions and any other Employee contributions under all plans maintained by the Employer will be suspended for 12 months following the receipt of the Financial Hardship withdrawal. The Participant's Elective Deferral Contributions under Section 3.01 will automatically be resumed following the required period of suspension, unless the Participant elects otherwise.

(iii) The limitation of Section 4.01 which is imposed on a Participant's Elective Deferral Contributions for the calendar year immediately following the calendar year of the Financial Hardship withdrawal will be reduced by the amount of such contributions and/or deferrals for the calendar year of such withdrawal.

(d) The amount of such Financial Hardship withdrawal may not exceed the amount required to meet the specified need plus any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal. In addition, effective for Plan Years beginning after December 31, 1988, the amount of such withdrawal from a Participant's Elective Deferral Contribution Account shall be limited to the sum of the Participant's Elective Deferral Contributions made, plus the income credited to such Account as of the last Valuation Date in 1988.

(e) A Financial Hardship withdrawal from a Participant's Elective Deferral Contribution Account will be available only after the total amount available from all other Accounts has been withdrawn.

11.10 General Withdrawal Rules

Any withdrawal shall be subject to the following requirements:

(a) A request for a withdrawal must be submitted to the Committee prior to the withdrawal date. Withdrawals will be taken from the investment funds proportionately.

(b) A withdrawal may be requested at any time. Such withdrawals will be processed as soon as administratively feasible following notification by the Committee that the withdrawal is approved.

ARTICLE 12 LOANS

12.01 Activation of loan Provisions

The Committee, solely in its discretion and in accordance with the provisions of this Article, may permit Participants to borrow from the Trust Fund.

12.02 Amount of Loan sand Terms of Repayment

At such time as loans are permitted, the Committee shall promulgate any additional specific rules and regulations governing all aspects of this Article as it deems necessary. The following general rules shall serve as the basis for any specific rules and regulations:

(a) Upon application on forms provided by the Committee, the Committee may grant a loan to a Participant, except terminated Participants other than a "party in interest" as defined in ERISA Section 3(14) and shareholder employees or owner employees as referred to in Section 497S(d) of the US Code.

(b) In no event shall a loan exceed the lesser of

(i) $50,000, reduced by the highest outstanding loan balance during the one year period ending on the day before the date on which any new loan is to be granted minus the outstanding loan balance on the date such new loan is granted, or

(ii) 50% of the amount to which the Participant is vested under this Plan on the date the loan is granted.

Such maximum loan amount shall be adjusted for any defaulted loans, plus interest thereon.

ARTICLE 13 GENERAL PROVISIONS

13.01 Exclusiveness of Benefits

The Plan has been created for the exclusive benefit of the Participants and their Beneficiaries. No part of the Trust Fund shall ever revert to the Company nor shall such Trust Fund ever be used other than for the exclusive benefit of the Participants and their Beneficiaries, except as provided in Sections 3.10 and 9.03 and Subsection 4.03(d) provided, however, that contributions made by the Company by mistake of fact or which are not deductible under Section 404 of the US Code, may be returned to the Company within one year of the mistaken payment of the contribution or the date of disallowance of the deduction, as the case may be. All contributions made by the Company shall be conditional upon their deductibility under Section 404 of the US Code. No person shall have any interest in or right to any part of the Trust Fund, or any equitable right under the Trust Agreement, except to the extent expressly provided in the Plan or Trust Agreement.

13.02 Limitation of Rights

Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the purchase of any policy, nor the payment of any benefits shall be construed as giving any Participant, Beneficiary, or any other person whomsoever, any legal or equitable right against the Company, the Committee, or the Trustee, unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Committee or the Company in accordance with the terms and provisions of the Plan; or as giving any Participant or any other employee of the Company the right to be retained in the service of the Company and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

13.03 Limitation of Liability and Legal Actions

In any action or proceeding involving the Trust Fund, or any part thereof, or the administration thereof, the Company, the Committee, and the Trustee shall be the only necessary parties. Any final judgment entered in any such action or proceeding, which is not appealed or appealable, shall be binding and conclusive on the parties thereto, and all persons having or claiming to have an interest in the Trust Fund or under the Plan.

13.04 Construction of Agreement

The Plan shall be construed according to the laws of the State in which the Company named under Article I has its principal place of business, and all provisions hereof shall be administered according to, and its validity shall be determined under, the laws of such State except where pre-empted by Federal law.

13.05 Title to Assets

No Participant, Beneficiary or any other person shall have any legal or equitable right or interest in the funds set aside by the Company, or otherwise received or held under the Plan, or in any assets of the Trust Fund, except as expressly provided in the Plan, and no Participant, Beneficiary or any other person shall be deemed to possess a right 1:0 any assets except as herein provided.

13.06 Severability

Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

13.07 Titles and Headings

The titles and headings of the Sections in this instrument are for convenience of reference only and, in the event of any conflict, the text rather than such titles or headings shall control.

13.08 Counterparts as Original

The Plan has been prepared in counterparts, each of which so prepared shall be construed an original.

13.09 Merger of Plans

Upon the merger or consolidation of any other plan with this Plan or the transfer of assets or liabilities from this Plan to any other plan, all Participants of this Plan shall be entitled to a benefit immediately after the merger, consolidation or transfer (if the merged, consolidated or transferee plan had then been terminated) at least equal to the benefit they would have been entitled to immediately prior to such merger, consolidation or transfer (if the Plan had then terminated).